Exhibit 99
THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100
MAILING ADDRESS
P.O. BOX 1256
CINCINNATI, OHIO 45201
For Immediate Release                                                                                                                                    October 20, 2005
Contact:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100
The Midland Company Reports Profitable Third Quarter
and Record Nine Month Results
• Third Quarter Earnings Per Share of 21 Cents Following Unprecedented Hurricane Activity
• Non-Catastrophe Underwriting Results Continue to be Strong
• Reiterates Record Full Year Earnings Guidance
• Again Recognized Among Ward’s Top 50 P&C Insurance Companies
Cincinnati, October 20, 2005 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today reported results for the third quarter ended September 30, 2005. Net income for the quarter was $4.0 million, or 21 cents per share, exceeding last year’s third quarter net income of $2.4 million, or 12 cents per share. All per share amounts are on an after-tax, diluted basis.
Net income before realized capital gains* for the quarter was $2.0 million, or 10 cents per share compared to the year ago level of $2.2 million, or 11 cents per share. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.
John W. Hayden, Midland president and chief executive officer, commented, “We are delighted to report a profitable quarter, given this year’s unprecedented hurricane season. We believe this result is clear evidence of the fundamental strength of Midland’s operations. We experienced extremely volatile weather conditions in the third quarter, including the costliest hurricane in United States history.” The impact from catastrophe losses for the quarter was 96 cents per share, including the collective impact of Hurricanes Katrina, Rita and Dennis as well as other third quarter catastrophe losses. “This compares with a normally anticipated level of catastrophe losses for a third quarter of approximately 30 cents per share, factoring in our current premium volume and historic experience. Had we experienced a more normal level of catastrophe losses during the quarter, we believe that we would have again been on track to produce record third quarter earnings, exclusive of capital gains.”
“Our hearts go out to the people whose lives have been affected by these storms. These are the very times when American Modern can deliver true value to its policyholders, and we are doing just that. To that end, we are extremely proud of the timely and compassionate efforts of our team of claims professionals in addressing the needs of our policyholders in the aftermath of these storms,” Hayden said. American Modern Insurance Group, Midland’s wholly-owned insurance subsidiary, has over 135 company claims adjusters serving policyholders in the affected areas. “Our adjusters are making significant personal sacrifices and are working diligently to help our policyholders get their lives back on track as quickly as possible. Despite the difficult conditions presented by Hurricane Katrina, our claims team has already closed more than 75 percent of the claims reported to us to date. Our company adjusters who are not directly serving in the affected areas are also contributing significantly by covering expanded territories. Our claims team continues to deliver the superior service our policyholders have come to expect from us,” said Hayden.

The Midland Company Reports Profitable Third Quarter and Record Nine Month Results
October 20, 2005
Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, specializes in providing insurance products and services for niche markets such as manufactured housing, site-built dwelling, motorcycle, watercraft, snowmobile, recreational vehicle and credit life and related products. American Modern’s products and services are offered through diverse distribution channels.
Strong Non-Catastrophe Underwriting Results Soften Impact of Catastrophe Losses
“Exclusive of the higher level of catastrophe losses, we continue to be very pleased with the underwriting trends across our major product lines. Manufactured housing and site built dwelling posted strong non-catastrophe underwriting results that were in line with last year’s already excellent non-catastrophe results. Non-catastrophe underwriting results from several other lines including our excess and surplus lines, mortgage fire and motorcycle showed a nice improvement from the same quarter a year ago.” Excluding catastrophe losses, American Modern’s third quarter property and casualty combined ratio was an excellent 88.1 percent, compared with 88.6 percent in the same period of 2004. “These solid underwriting results, while overshadowed by higher than normal catastrophe losses, still provide a clear sign of the underlying strength of our business,” Hayden said.
American Modern’s property and casualty combined ratio (losses and expenses as a percent of earned premium) was 106.6 percent in the third quarter, compared to 105.9 percent a year ago. Catastrophe losses for the quarter impacted the property and casualty combined ratio by 18.5 percentage points, 1.2 percentage points higher than last year’s catastrophe impact of 17.3 percent. Catastrophe losses reduced earnings per share by 96 cents in the third quarter, with 83 cents of the impact emanating from Hurricanes Katrina and Rita.
“Our gross losses from Hurricane Katrina are estimated to be approximately $110 million, which is at the upper limit of our reinsurance program. Additionally, we are anticipating state assessments of approximately $4 million. After considering reinsurance and other catastrophe related items, Hurricane Katrina impacted earnings on an after-tax basis by $12.0 million, or 62 cents per share.
“Hurricane Rita made landfall on the Texas/Louisiana border on September 24, 2005 as a category 3 storm and, while it was much less impactful to our operating results than Hurricane Katrina, it will still be one of our most significant catastrophic events ever,” Hayden continued. “Like Hurricane Katrina, Hurricane Rita’s impact was softened by our core property reinsurance program. With Hurricane Rita, we will also derive benefit from our aggregate reinsurance program, which provides protection against a sequence of catastrophic events such as we have experienced over the last three months. The after-tax loss from Hurricane Rita, after considering reinsurance and other catastrophe related items, was $4.1 million, or 21 cents per share,” Hayden said.
“During this period of extremely volatile weather patterns, we have again been well-served by our deep specialty product expertise and proactive risk management disciplines. Our disciplined underwriting approach, comprehensive reinsurance program and strong non-catastrophe underwriting results all contributed to our third quarter profitability. We believe that these business fundamentals have us on track to produce yet another year of record earnings and continue to achieve our longer term objective of delivering value to our shareholders,” Hayden said.
“Third Event” Reinsurance Added
Shortly following Hurricane Katrina, American Modern Insurance Group purchased “third event” reinsurance coverage. The company’s core property catastrophe reinsurance program includes an automatic reinstatement of coverage (for an additional premium) for a second event, but does not provide coverage for a third or subsequent event. Since Katrina and Rita occurred as early in the season as they did, the company decided to secure coverage against a potential third event in the open market. This “third event” coverage, along with our aggregate reinsurance program, provides comparable reinsurance coverage against a third event to the coverage that we had in place before Hurricane Katrina,” Hayden said. “By rounding out our reinsurance program with third event coverage, we believe we are well positioned to absorb even a third catastrophic event in 2005.”

The Midland Company Reports Profitable Third Quarter and Record Nine Month Results
October 20, 2005
Property and Casualty Premiums
American Modern’s property and casualty gross written premiums for the third quarter were $185.8 million, compared to $189.6 million in last year’s third quarter. “We are keenly focused on growing all of our lines of business and growing them profitably. In 2005, however, we are overcoming declining portfolios from our lender channel as well as experiencing a more normal run rate on the collateral protection book of business we assumed in 2004. Nonetheless, we are encouraged with the results we are seeing from a premium production standpoint,” Hayden said. “We are seeing signs that the significant amount of time, energy and investment we are now putting towards producing steady premium growth is beginning to build momentum.”
“Manufactured housing premium for the third quarter was up 2.4 percent to $91.4 million, compared to $89.3 million in the third quarter of 2004. This is a remarkable achievement given the underlying conditions in the manufactured housing industry. This is clear evidence of our market leadership in that industry. Beyond the declining lender portfolios, our manufactured housing premiums grew in the double digit range over the third quarter of last year. This is one indication that our sales and marketing initiatives are beginning to pay real benefits. Several other products in our broad specialty offering achieved notable growth. Premium from our excess and surplus lines was up 9.8 percent over a year ago, and our recreational vehicle quarterly premiums are 11.4 percent ahead of last year.
“We did experience a decline in premiums in our motorcycle and watercraft lines in the third quarter reflecting deliberate underwriting actions intended to enhance profitability and maintain an acceptable spread of risk critical to our exposure management strategy. These actions have dampened our shorter term growth results, but should positively impact our underwriting results in the quarters and years ahead. As we have said in the past, profit is paramount to growth. We intend to grow our lines, but grow them profitably. We also experienced a decrease in premiums from our mortgage fire line, which resulted from the sale of a mortgage portfolio serviced by one of our agents within this line.”
Record Nine-Month Results
For the nine months ended September 30, 2005, net income was a record $46.3 million, or $2.39 per share, which includes 18 cents from realized capital gains, up 49 percent from last year’s previous record net income of $30.6 million, or $1.60 cents per share, which included 19 cents per share in net capital gains. Net income before realized capital gains per share* increased by 57 percent over the first nine months of 2004.
In the first nine months of 2005, American Modern’s property and casualty combined ratio was 94.7 percent compared to 98.9 percent last year. Excluding the impact of catastrophe losses, American Modern’s combined ratio for the first nine months of 2005 was 87.3 percent, compared to 90.8 percent last year.
American Modern’s property and casualty gross written premiums were $533.3 million for the first nine months of the year, compared to $555.7 in the same period last year. Manufactured housing premiums were level at $257.7 million for the first nine months of 2005 and 2004.
Investment Portfolio, Book Value and Market Value Growth
The market value of Midland’s investment portfolio increased to $966.1 million at September 30, 2005, compared with $955.5 million at September 30, 2004. Net pre-tax investment income (which does not include capital gains and losses) increased 8.7 percent to $10.1 million for the third quarter compared with $9.3 million in last year’s third quarter. This increase is driven by the year-over-year growth of the fixed income portfolio. The annualized pre-tax equivalent yield, on a cost basis, of American Modern’s fixed income portfolio was 5.3 percent in the first nine months of 2005, up from 5.2 percent in the first nine months of 2004.

The Midland Company Reports Profitable Third Quarter and Record Nine Month Results
October 20, 2005
Midland’s shareholders’ equity increased to $464.6 million, or $24.53 per share, at September 30, 2005, up from $404.9 million, or $21.56 per share, at September 30, 2004, an increase of nearly 14 percent. Midland’s book value per share has grown at a compound annual rate of 11.5 percent over the last 10 years.
Hayden noted that, “Midland’s common stock continues to outperform the broader equities market and virtually every relevant index for the 1-, 5-, 10-, 15- and 20-year periods ended September 30, 2005. We are extremely proud of this performance record and believe it is a good indicator of the value we deliver to our shareholders.”
M/G Transport Group
M/G Transport Group, Midland’s niche transportation subsidiary, was also affected by Hurricanes Katrina and Rita. M/G Transport has relocated its principal operations office from New Orleans to Baton Rouge, Louisiana. “M/G Transport is working diligently to recover and restore the barges that were damaged or displaced by the hurricanes. Notably, M/G Transport has continued to deliver shipments, albeit at a reduced level. While it will be some time before M/G Transport is able to resume normal operations, we do not anticipate a significant earnings impact,” Hayden said. “In fact, M/G Transport produced a net profit for both the month of September and the third quarter, which is quite an accomplishment considering the disruption caused by the two storms.” M/G Transport Group accounts for approximately 5 percent of Midland’s total revenues.
American Modern Celebrates 40 Year Anniversary, Named to Ward’s Top 50 Insurance Companies
The Midland Company, which was founded in 1938, formed American Modern Insurance Group in 1965. In August 2005, American Modern Insurance Group celebrated its 40 year anniversary. “We are very proud of our long and storied history of serving policyholders in the specialty insurance marketplace. We certainly appreciate the support of our associates, agents and other business partners over these 40 years. They have helped make American Modern the premier specialty insurer that it is today. American Modern was founded on the same fundamental business disciplines and values that have served as the cornerstone of our continued growth. We embrace these disciplines and values, leveraging them as our platform for continued growth. Over the last several years, we have added to our history by expanding our specialty product offering, establishing multifaceted distribution channels and investing significantly in our award winning technology platform. These initiatives, along with our fundamental business disciplines and values leave us well positioned for a bright and rewarding future,” Hayden said.
On August 23, 2005 American Modern Insurance Group was once again named to Ward’s Top 50 Insurance Companies as a top performing insurance company in balancing financial safety, consistency and performance. “This marks the seventh consecutive year American Modern has achieved this distinction,” Hayden said. “It is quite an honor to be recognized alongside such an elite group of insurance companies.”
On Track for Record Full Year Earnings, Reiterates Full Year Earnings Guidance
Hayden added, “We are very pleased with our underwriting results, exclusive of the third quarter’s hurricane losses, both for the quarter as well as on a year to date basis, and remain very upbeat about our earnings outlook. As an indication of our fundamental strength, we believe that we are on track for record full year earnings, even after the higher than normal level of catastrophe losses. Assuming normal weather conditions for the fourth quarter, we anticipate a full year property and casualty combined ratio in the range of 93.5 percent to 94.5 percent. We also expect net investment income to continue to trend higher than a year ago, given the increase in our asset base,” Hayden said. “This level of underwriting profit and investment income should translate to net income before realized capital gains in the range of $2.95 to $3.15 per share, in line with our previous guidance.” It is also worth noting that this level of earnings would be well ahead of our prior record results of $2.49 per share, exclusive of realized capital gains*, reported in 2004.
In terms of 2005’s top line, we continue to overcome declining lender portfolios in our manufactured housing line and are adjusting to a more normal run rate on the collateral protection book of business we assumed in 2004. We believe that given prevailing market conditions, our full year 2005 top line premiums will likely be approximately 3 percent less than our premium level from last year. As we have said, we expect that this burden

The Midland Company Reports Profitable Third Quarter and Record Nine Month Results
October 20, 2005
will be significantly less in the years to come. We are also eager to begin harvesting the benefits of the investments we have made in sales and marketing, which leaves us optimistic for our 2006 premium levels,” Hayden said.
About the Company
Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.
*Non-GAAP Measure and Reconciliation to GAAP Measure
Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

Reconciliation to GAAP:
	Third Quarter		Nine Months
Dollars in Millions (After-tax):	2005	2004	2005	2004
Net Income Before Realized Capital Gains*	$2.0	$2.2	$42.8	$26.9
Net Realized Capital Gains	2.0	0.2	3.5	3.7

Net Income (GAAP)	$4.0	$2.4	$46.3	$30.6

Per Share Amounts (After-tax, Diluted):	2005	2004	2005	2004
Net Income Before Realized Capital Gains*	$0.10	$0.11	$2.21	$1.41
Net Realized Capital Gains	0.11	0.01	0.18	0.19

Net Income (GAAP)	$0.21	$0.12	$2.39	$1.60

Forward Looking Statements Disclosure
Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2005 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

The Midland Company Reports Profitable Third Quarter and Record Nine Month Results
October 20, 2005
THE MIDLAND COMPANY
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	Three-Months Ended			Nine-Months Ended
	September 30,			September 30,
	2005	2004	% Change	2005	2004	% Change
Revenues	$173,243	$192,881	-10.2%	$549,947	$579,085	-5.0%

Net Income	$4,014	$2,424		$46,298	$30,596

Net Income per Share (Diluted)	$0.21	$0.12		$2.39	$1.60

Dividends Declared per Share	$0.05625	$0.05125	9.8%	$0.16875	$0.15375	9.8%

Market Value per Share	$36.03	$27.35	31.7%	$36.03	$27.35	31.7%

Book Value per Share	$24.53	$21.56	13.8%	$24.53	$21.56	13.8%

Shares Outstanding	18,943	18,783		18,943	18,783

AMIG’s Property and Casualty Operations:
Direct and Assumed Written Premium	$185,778	$189,592	-2.0%	$533,294	$555,679	-4.0%

Net Written Premium	$159,602	$177,288	-10.0%	$483,419	$515,768	-6.3%

Combined Ratio (GAAP)	106.6%	105.9%		94.7%	98.9%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	88.1%	88.6%		87.3%	90.8%

Note:
Dollar amounts in thousands except per share data.
Certain prior year amounts have been reclassified to conform to the current year presentation.
Unless indicated otherwise, the financial information presented above is based on GAAP.

The Midland Company Reports Profitable Third Quarter and Record Nine Month Results
October 20, 2005
THE MIDLAND COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three-Months Ended		Nine-Months Ended
	September 30, 2005		September 30, 2005
	2005	2004	2005	2004

Revenues:
Insurance:
Premiums earned	$147,946	$169,296	$473,226	$503,350
Net investment income	10,128	9,318	30,247	27,062
Net realized investment gains	3,162	318	5,378	5,726
Other insurance income	3,148	1,943	9,542	10,246
Transportation	8,859	12,006	31,554	32,701

Total	$173,243	$192,881	$549,947	$579,085

Costs and Expenses:
Insurance:
Losses and loss adjustment expenses	$86,742	108,796	$221,452	276,688
Commissions and other policy acquisition costs	45,539	43,207	147,584	146,469
Operating and administrative expenses	26,860	26,000	81,823	78,432
Transportation operating expenses	8,019	11,336	28,563	31,090
Interest expense	1,774	1,325	4,853	3,886

Total	$168,934	$190,664	$484,275	$536,565

Income Before Federal Income Tax	4,309	2,217	65,672	42,520
Provision (Benefit) for Federal Income Tax	295	(207)	19,374	11,924

Net Income	$4,014	$2,424	$46,298	$30,596

Basic Earnings per Common Share:	$0.21	$0.13	$2.45	$1.65

Diluted Earnings per Common Share:	$0.21	$0.12	$2.39	$1.60

Dividends per Common Share	$0.05625	$0.05125	$0.16875	$0.15375

Note:
     Dollar amounts in thousands except per share data.
     Certain prior year amounts have been reclassified to conform to the current year presentation.
     Shares used for EPS calculations (000’s):

	Basic EPS	Diluted EPS
Nine months ended September 30
2005	18,878	19,369
2004	18,561	19,100

Three months ended September 30
2005	18,914	19,401
2004	18,775	19,307

The Midland Company Reports Profitable Third Quarter and Record Nine Month Results
October 20, 2005
THE MIDLAND COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2005	2004
ASSETS
Cash and Marketable Securities	$971,040	$978,296
Accounts Receivable — Net	135,846	113,979
Reinsurance Recoverables and Prepaid Reinsurance Premiums	218,270	87,726
Property, Plant and Equipment — Net	84,087	68,312
Deferred Insurance Policy Acquisition Costs	94,594	90,423
Other	27,001	25,948

Total Assets	$1,530,838	$1,364,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned Insurance Premiums	$412,135	$390,447
Insurance Loss Reserves	356,462	232,915
Long-Term Debt	92,310	82,729
Short-Term Borrowings	13,167	33,177
Deferred Federal Income Tax	39,821	47,604
Other Payables and Accruals	152,278	145,536
Shareholders’ Equity	464,665	432,276

Total Liabilities and Shareholders’ Equity	$1,530,838	$1,364,684

Note: Dollar amounts in thousands.